Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2014, is entered into by and among Fineline Molds, a California corporation (“Seller”), the shareholders of Seller set forth on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”), and Pro-Dex, Inc., a Colorado corporation (“Buyer”). Seller and the Shareholders are sometimes referred to in this Agreement together as the “Seller Parties” or individually as a “Seller Party”. Buyer, Seller and the Shareholders are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”. Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context will have the meanings set forth in Article 1.

RECITALS

A.    Seller is engaged in the business of manufacturing plastic injection molds and related activities (the “Business”).

B.    The Shareholders are the registered and beneficial owners of all of the issued and outstanding capital stock of Seller.

C.    Buyer desires to purchase from Seller, and the Shareholders desire to cause Seller to sell (and Seller desires to sell) to Buyer, all of Seller’s right, title and interest in, to and under the Purchased Assets. The Shareholders desire to cause Seller to transfer (and Seller desires to transfer) to Buyer, and Buyer desires to accept and assume from Seller, the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “Affiliate” also includes any family member, including adoptive relationships, of such Person.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 7.1, 7.2, 7.3 and 7.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Contracts” means all contracts, agreements (including employment agreements and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals, in each case oral or written.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with Seller or (b) which together with Seller is treated as a single employer under section 414(t) of the Code.

“Environmental Laws” means all Laws that govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational, health and safety.

“Excluded Contracts” means all Contracts other than the Purchased Contracts.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Indebtedness” of means any and all indebtedness of any kind (including purchase money indebtedness), whether a direct obligation or an indirect obligation (including as a guarantor).

“Law” means any law, common law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Liens” means any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” means any license, permit, authorization, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Seller Fundamental Representations” means the representations and warranties of the Seller Parties set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.8, 6.9, 6.10, 6.16 and 6.20.

“Tax” means any foreign, United States federal, state or local tax, custom, duty, levy or other like assessment or charge of any kind whatsoever, including net income, gross income, gross receipts, capital gain, sales, use, ad valorem, value added, transfer, franchise, payroll, employment, property or environmental tax.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

ARTICLE 2
ASSETS

2.1              Purchased Assets. At the Closing, Buyer will purchase (or cause to be purchased) from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens other than Permitted Exceptions, all of Seller’s right, title and interest in, to and under all assets, rights and properties used in or held for use in the Business and of every nature, kind and description, whether tangible or intangible, owned leased or licensed, real, personal or mixed, excluding the Excluded Assets (collectively, the “Purchased Assets”), including the following: (a) all furniture, fixtures and equipment, (b) all inventory, (c) all credits, prepaid expenses, advance payments, deposits, surety accounts and other similar deposits, (d) all Purchased Intellectual Property (defined in Section 6.13(a)) and trade secrets, (e) the contracts and agreements listed on Schedule 2.1(e) (the “Purchased Contracts”), (f) all documents, files, records, reports, customer lists, supplier lists, data, plans and technical documentation (whether in written, electronic or any other medium or format), (g) Permits, to the extent transferrable, (h) all rights and claims against third parties, and (i) all goodwill associated with the Business.

2.2              Excluded Assets. Seller will retain only those assets, rights and properties set forth in this Section 2.2 (collectively, the “Excluded Assets”). Buyer will in no way be construed to have purchased or otherwise acquired (or to be obligated to purchase or otherwise acquire) any right, title or interest in any of the Excluded Assets. The Excluded Assets are:

(a)                all cash and cash equivalents of Seller as of the Closing Date;

(b)               all accounts receivables and notes receivables of Seller or otherwise related to the Business as of the Closing Date (the “Accounts Receivable”);

(c)                the Excluded Contracts;

(d)               the automobiles owned by Seller, including those listed on Schedule 2.2(d);

(e)                all minute books, organizational documents, stock registers and such other books and records of Seller that pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file Tax Returns;

(f)                all Employee Plans (including any Contracts related thereto) and all assets held with respect to the Employee Plans; and

(g)                all rights that accrue to Seller under this Agreement or any agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Ancillary Agreement”).

ARTICLE 3
LIABILITIES

3.1              Assumed Liabilities. At the Closing, Buyer will assume and become responsible for, and will thereafter pay, perform and discharge as and when due, only the Assumed Liabilities. “Assumed Liabilities” mean solely those liabilities and obligations of Seller under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date to the extent such liabilities and obligations arise in the Ordinary Course of Business and are consistent with the representations and warranties set forth in this Agreement; except, that, Buyer will not assume or be responsible for any such liabilities or obligations that arise from any breach of or default under the Purchased Contracts on or prior to the Closing Date or constitute trade or account payables and accrued expenses, all of which liabilities and obligations constitute Excluded Liabilities.

3.2              Excluded Liabilities. Any and all liabilities and obligations of any kind or nature, known or unknown, and whether arising or existing prior to, on or after the Closing Date, that are not expressly included in the definition of Assumed Liabilities shall be “Excluded Liabilities”. All Excluded Liabilities will be retained by and remain liabilities and obligations of Seller.

ARTICLE 4
PURCHASE PRICE

4.1              Purchase Price.

(a)                In full consideration for the transfer of the Purchased Assets, Buyer will: (i) pay or cause to be paid to Seller an amount in cash equal to $650,000, (the “Closing Cash Payment”); (ii) issue or cause to be issued to Seller a promissory note, substantially in the form of Exhibit A hereto, in the aggregate principal amount of $100,000 (the “Note” and, together with the Closing Cash Payment, the “Purchase Price”); and (iii) assume (or cause to be assumed) the Assumed Liabilities; provided, however, that Buyer shall not assume any Excluded Liabilities. The Note shall be secured by a security agreement, substantially in the form attached as Exhibit B hereto, providing a security interest in all of the Purchased Assets. The security agreement shall be evidenced by the filing of any appropriate Form UCC-1 with the Colorado Secretary of State’s Office.

(b)               At the Closing, Buyer will (i) pay (or cause to be paid) (A) the Closing Cash Payment to New Century Escrow, as escrow agent (“Escrow Agent”), by bank wire transfer of immediately available funds, for further delivery to an account designated in writing by Seller, and (B) to Escrow Agent, for further delivery to the Persons entitled thereto, the Indebtedness of Seller as of the Closing Date, in each case, in accordance with Section 5.4; and (ii) issue (or cause to be issued) the Note.

4.2              Allocation. The Purchase Price and the Assumed Liabilities (to the extent included in the amount realized for income Tax purposes) will be allocated among the Purchased Assets in accordance with section 1060 of the Code and their fair market values using the methodology or values as set forth on Schedule 4.4 (the “Allocation Schedule”). Each Party will report the purchase and sale of the Purchased Assets on all Tax Returns (including Internal Revenue Service (“IRS”) Form 8594) in accordance with such allocations and no Party will take any position contrary to the Allocation Schedule unless required by Law. The Parties agree to notify each other with respect to the initiation of any action or proceeding by the IRS or any other Taxing Authority relating to such allocations and agree to consult with each other with respect to any action or proceeding by the IRS or any other Taxing Authority.

ARTICLE 5
CLOSING, DELIVERIES AND CERTAIN ACTIONS

5.1              Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place through Escrow Agent on the date that each of the conditions to Closing set forth in this Agreement, the “Escrow Agreement” (as defined below) or otherwise have been either satisfied or waived in writing, or at such other time or in such other manner as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”), and may be carried out by the use of facsimile or e-mail exchange of .pdf documents and signatures. For accounting and computational purposes, the Closing will be deemed to have occurred at 12:01 a.m. (Pacific Time) on the Closing Date.

5.2              Deliveries by Seller Parties. At or prior to the Closing, Seller Parties will deliver (or cause to be delivered) to Escrow Agent the following items (collectively, the “Seller Parties’ Closing Deliverables”):

(a)                possession of the Purchased Assets;

(b)               reasonably current good standing certificate (or equivalent document) for Seller issued by the Secretary of State of the State of California and by the secretary of state (or equivalent Governmental Authority) of each jurisdiction where Seller is qualified to do business, if any;

(c)                a general assignment and bill of sale, in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller;

(d)               an assignment and assumption agreement, in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller;

(e)                a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller Party is not a foreign person within the meaning of Section 1445 of the Code, in the form attached hereto as Exhibit E-1 (Seller) or Exhibit E-2 (Shareholders), duly executed by each such Seller Party;

(f)                appropriate payoff letters and termination statements under the Uniform Commercial Code and other instruments as may be requested by Buyer to extinguish all Liens (other than Permitted Exceptions) on the Purchased Assets to the extent requested by Buyer; and

(g)                such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.

5.3              Deliveries by Buyer. At or prior to the Closing, Buyer will deliver (or cause to be delivered) to Escrow Agent the following items (collectively, the “Buyer Closing Deliverables” and, together with the Seller Parties’ Closing Deliverables, the “Closing Deliverables”):

(a)                the Closing Cash Payment, for further payment to Seller in accordance with Article 4;

(b)               the Note, for further delivery to Seller, duly executed by Buyer;

(c)                the Bill of Sale, duly executed by Buyer;

(d)               the Assignment and Assumption Agreement, duly executed by Buyer; and

(e)                such other documents and instruments as Seller Parties may reasonably request to consummate the transactions contemplated hereby.

5.4              Escrow Account. The Closing Deliverables shall be held and disbursed by Escrow Agent, in each case, in accordance with the terms of an agreement to be entered into by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”).

5.5              Termination. Buyer or Seller may, without liability (except in the case of such Party’s fraud or willful misconduct), terminate this Agreement at any time prior to the Closing.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Seller Parties, on a joint and several basis, represent and warrant to Buyer as follows:

6.1              Authority, Validity and Effect. Each Seller Party has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which it is a party and to consummate the transactions contemplated herein and therein. This Agreement and the applicable Ancillary Agreements have been duly executed and delivered by each Seller Party pursuant to all necessary authorization and are the legal, valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of any Seller Party is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.2              Existence and Good Standing; Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly authorized, qualified or licensed to do business as a foreign corporation in any jurisdiction in which it is required to be so qualified. Seller has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on the Business as currently conducted. Seller has not made any “doing business as” or “fictitious business name” filings for the name “Fineline Molds”.

6.3              No Conflict; Consents. Neither the execution of this Agreement or the applicable Ancillary Agreements, nor the performance by any Seller Party of its obligations hereunder or thereunder, will (a) violate or conflict with articles or organization, operating agreement or other organizational documents of Seller, or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or Contract or oral understanding to which any Seller Party is a party or by which any of the Purchased Assets are bound, or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Purchased Assets or the Business. No consent or approval of any Person or Governmental Authority is required in connection with the execution and delivery by Seller Parties of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.4              Title.

(a)                Seller does not own any real property. Other than the Permitted Exceptions, Seller has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of the Purchased Assets free and clear of any Liens. The Purchased Assets are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the operation of the Business as it is currently conducted. All of the Purchased Assets have been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the Business. Seller is the only operations through which the Business is conducted, and no similar business is conducted by any of its Affiliates, including any Shareholder. The Purchased Assets constitute all of the assets and properties used in or necessary to conduct the Business as it is currently conducted.

(b)               Schedule 6.4(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) in the Business or by Seller (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the applicable lease term, any lease extension options and any security deposits. A true and correct copy (or if oral, then a written description thereof) of the lease with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Buyer, and no changes have been made to any Real Property Leases since the date of delivery. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by Seller or, to Seller’s knowledge, the lessor under any of the Real Property Leases, and, to Seller’s knowledge, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth in Schedule 6.4(b), no consent or approval is required from the lessor or any other Person under any of the Real Property Leases to consummate the transactions contemplated by this Agreement except for duly executed and enforceable consents that have been obtained and provided to Buyer. Neither Seller nor any other Person has leased or sublet as lessor or sublessor, and no Person (other than Seller) is in possession of, any of the Leased Real Property.

(c)                All of the issued and outstanding capital stock of Seller is owned beneficially and of record by the Shareholders.

6.5              Litigation. To the best of Seller’s knowledge, there is no instance in which Seller, any of the Purchased Assets or, with respect to the Business, any Shareholder is or has been prior to the Closing Date (a) subject to any unsatisfied Order, or (b) a party, or is or was threatened to be made a party, to any action or proceeding. To the best of Seller’s knowledge, there is no Order and no action or proceeding pending or threatened that questions the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements, or would otherwise prevent Seller or any Shareholder from complying with the terms of this Agreement or any Ancillary Agreement.

6.6              Compliance with Laws. To the best of Seller’s knowledge, Seller is now, and has been at all times, in compliance with all Laws and Orders applicable to the Purchased Assets or the Business. To Seller’s knowledge, no proposed Law or Order exists that would be applicable to the Purchased Assets or the Business and that would adversely affect the Purchased Assets, the Business or the liabilities, operations or prospects of Seller.

6.7              Conduct of Business. Since January 1, 2011, the Business has been conducted in the Ordinary Course of Business and there has not been any material adverse change in the Purchased Assets, the Business or the operation thereof, or the performance or financial condition of Seller.

6.8              Labor Matters.

(a)                Union and Employee Contracts. Except as set forth in Schedule 6.8(a), (i) Seller is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement, union contract, collective bargaining agreement, or other similar types of such Contracts; (ii) Seller has not agreed to recognize any union or other collective bargaining representative; and (iii) no union or collective bargaining representative has been certified as representing any employees of Seller and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of Seller.

(b)               List of Employees, Etc. Schedule 6.8(b) sets forth a list of all officers, directors, employees, consultants and independent contractors of Seller, their rate of regular and special compensation and any regular or special compensation that will be payable as of the Closing Date. Except as set forth in Schedule 6.8(b), all employees, consultants and independent contractors of Seller are terminable at will, in each case without further liability to Seller.

6.9              Employee Plans. Schedule 6.9 sets forth a complete list of (a) all “employee benefit plans”, as defined in section 3(3) of ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (c) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of Seller or any member of the Controlled Group that are sponsored or maintained by Seller or any member of the Controlled Group or with respect to which Seller or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter referred to collectively as, “Employee Plans”). Seller does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. Buyer will not, by the execution and delivery of this Agreement, any Ancillary Agreement or otherwise, become obligated to employ any employee of Seller or assume any liabilities or contractual obligations with respect to such employees or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including any liability or obligation pursuant to any Employee Plan.

6.10          Environmental. To the best of Seller’s knowledge, Seller is and has at all times been in compliance in all respects with all Environmental Laws governing the Business and the Purchased Assets. There are no (and there is no basis for any) noncompliance Orders, warning letters or notices of actions or proceedings of any nature pending or, to the knowledge of Seller, threatened against or involving Seller, the Business or the Purchased Assets issued by any Person or Governmental Authority with respect to any Environmental Laws. To the knowledge of Seller, there are no environmental conditions or circumstances on any current or former real property used or owned by Seller that pose a risk to the environment or the health or safety of Persons.

6.11          Contracts. Schedule 6.11 sets forth all of the Contracts to which Seller is a party or to which any of the Purchased Assets are bound that are material to Seller, the Business or the Purchased Assets. Seller has provided to Buyer true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 6.11 is a valid, binding and enforceable obligation of Seller enforceable in accordance with its terms, subject to General Enforceability Exceptions. With respect to the Contracts listed on Schedule 6.11: (i) neither Seller nor any other Person is in material default under or in violation of any such Contract; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (iii) Seller has not released any of its rights under any such Contract. Except as set forth in Schedule 6.11, no product sold or service performed by Seller is subject to any guaranty, warranty or other indemnity.

6.12          Permits. Schedule 6.12 sets forth a true and complete list and description of all Permits issued to Seller and used in the Business, which are the only Permits that are necessary or required for the conduct of the Business. Seller is in compliance with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to Seller’s knowledge, threatened termination, expiration or revocation of any such Permits. Buyer will be responsible for obtaining any and all Permits necessary for Buyer’s operations of the Business subsequent to the Closing.

6.13          Intellectual Property.

(a)                Schedule 6.13(a) sets forth a true, correct and complete list of the following intellectual property owned or licensed by Seller or otherwise used in the operation of the Business as currently conducted: patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, copyright applications, software, domain name registrations and domain name applications. Seller owns or has the right to use pursuant to a written license agreement all intellectual property owned or licensed by Seller or otherwise used in the operation of the Business as currently conducted (the “Purchased Intellectual Property”), including the intellectual property set forth on Schedule 6.13(a). Subject to any manufacturer limitation on transferability included in any respective license agreement, each item of Purchased Intellectual Property will be owned or available for use by Buyer immediately following the Closing on identical terms and conditions as available to Seller and/or the Business prior to the Closing. All software included in the Purchased Intellectual Property is off-the-shelf software, subject to only click-wrap or shrink-wrap license agreements. Seller has taken commercially reasonable efforts to maintain and protect the Purchased Intellectual Property. The Purchased Intellectual Property does not infringe or violate the rights of any third party and, to Seller’s knowledge, the Purchased Intellectual Property is not being infringed upon by any third party. Seller uses reasonable measures to maintain the secrecy of all trade secrets of the Business.

(b)               All information systems used by Seller or the Business are owned or licensed, controlled and operated by Seller and are not wholly or partly dependent upon any information system of any other Person. All information systems used by Seller or the Business are sufficient for the conduct of the Business.

6.14          Financial Statements. Schedule 6.14 sets forth true and complete copies of the unaudited balance sheets of Seller as of December 31, 2013 and September 30, 2014 and the related unaudited statements of income, retained earnings and cash flows for the year and six-month periods then ended (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of Seller at the dates and for the time periods indicated and have been prepared in accordance with a comprehensive method of accounting, consistently applied throughout the periods indicated, and reviewed by the management of Seller. The Financial Statements were derived from the books and records of Seller, which are accurate and complete, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All of the books and records of Seller have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Business.

6.15          Undisclosed Liabilities. To the best of Seller’s knowledge, Seller does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except (a) liabilities reflected in the unaudited balance sheet of Seller as of September 30, 2014 (the “Most Recent Balance Sheet”); or (b) liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, none of which relates to (i) breach of Contract, (ii) breach of warranty, (iii) tort, (iv) infringement, (v) violation of Law or (vi) any environmental liability; or (c) those items included in Schedule 6.15.

6.16          Taxes. (a) Seller has filed with the proper Taxing Authorities all Tax Returns required by Law; (b) all Tax Returns have been prepared in compliance with all applicable Laws and are true and accurate in all respects; (c) all Taxes, whether or not reported on those Tax Returns, have been fully paid; (d) no agreement for the extension of time or waiver of any statute of limitation has been given and is in effect with respect to the payment or assessment of any Tax by or against Seller or the Purchased Assets; (e) no unpaid Tax deficiency has been assessed or, to Seller’s knowledge, is proposed against Seller or the Purchased Assets by any Taxing Authority; (f) to Seller’s knowledge, no basis exists for any Taxing Authority to claim or assess any additional Taxes against Seller or the Purchased Assets for any period; (g) the Tax Returns of Seller have never been audited by any Taxing Authority, and no such audit is pending, in progress, or, to Seller’s knowledge, threatened; (h) Seller has not made any Tax election that reasonably could be expected to result in Buyer being liable for any Tax as a result of the transactions contemplated by this Agreement; and (i) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement and Seller does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and, to Seller’s knowledge, there is no basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

6.17          Customers and Suppliers. Since January 1, 2013, Seller has not lost, had a material disagreement with, or experienced a material adverse change in its relationship with (a) any customer of Seller representing more than five percent (5%) of the revenues of Seller during the year ended December 31, 2013 or for the nine months ended September 30, 2014, or (b) any material supplier to Seller. For purposes of this Section 6.17, a customer is considered “lost” if (a) Seller believes it is more probable than not that there will be no future orders from a customer, or (b) that more than three (3) years have elapsed since a customer’s most recent order.

6.18          Related Party Transactions. Except as set forth on Schedule 6.18, there are no Contracts or other arrangements relating to the operation of the Business or the Purchased Assets involving Seller in which any Shareholder, equity holder, director, officer or employee of Seller, or any Affiliate of any Seller Party, has a financial interest (including indebtedness).

6.19          Disclosure. To the best of Seller’s knowledge, all documents, exhibits, certificates and other materials delivered or to be delivered by or on behalf of any Seller Party in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby are true and complete in all respects. To the best of Seller’s knowledge, the information furnished by or on behalf of each Seller Party in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

6.20          Brokers. Except as set forth on Schedule 6.20, no Seller Party has any liability or obligation to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. In no event shall Buyer be responsible or liable for any of the obligations disclosed on Schedule 6.20.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to Seller Parties as follows:

7.1              Existence and Good Standing; Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.

7.2              Validity and Enforceability. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller or any other party thereto, represent the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to General Enforceability Exceptions.

7.3              No Conflict; Consents. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by Buyer of its obligations hereunder or thereunder will violate or conflict with Buyer’s articles of incorporation or bylaws or any Law or Order. No consent or approval of any Person or Governmental Authority is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

7.4              Brokers. Except as set forth on Schedule 7.4, Buyer has no any liability or obligation to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. In no event shall any Seller Party be responsible or liable for any of the obligations disclosed on Schedule 7.4.

ARTICLE 8
TAX MATTERS

8.1              Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or Seller Parties in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by Seller Parties when due. Notwithstanding the foregoing, any sales tax imposed as a result of the transactions contemplated by this Agreement shall be paid by Buyer either directly or by reimbursement to Seller. Seller Parties will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 90 days after filing, Seller will provide Buyer with copies of all such Tax Returns of Seller and evidence that all such Transfer Taxes have been paid, if applicable. If, and to the extent, Buyer is required by Law to file Tax Returns and other documentation relating to such Transfer Taxes, then Buyer will timely file such Tax Returns and other documentation. If Buyer pays a Transfer Tax at the Closing or pursuant to a post Closing assessment by a Taxing Authority, then Seller Parties, jointly and severally, will reimburse Buyer for such Transfer Taxes (together with any interest and penalties) and the costs of preparation of any Tax Returns. Any reimbursement hereunder will be paid within fifteen (15) days of Buyer’s demand therefor.

8.2              Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Seller, Buyer and Seller will cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Seller will within ten (10) days of Buyer’s request therefor deliver any information required to be reported by Buyer or Seller pursuant to section 6043A of the Code.

8.3              Prorations. Except with respect to sales tax, Seller will bear, to the extent applicable, all Taxes with respect to the Purchased Assets if the Tax period ends on or before the Closing Date, irrespective of the reporting and payment dates of such Taxes. Except as otherwise set forth in Section 8.1, all other Taxes on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, will be prorated between Buyer and Seller as of the close of business on the Closing Date on a daily basis and such proration will be deemed final. Seller will be responsible for all such Taxes on the Purchased Assets accruing under such daily proration methodology during any period up to and including the Closing Date. Except as otherwise set forth in Section 8.1, Buyer will be responsible for all such Taxes on the Purchased Assets accruing during any period after the Closing Date. Proration of such Taxes will be made on the basis of the most recent officially certified Tax valuation and assessment. With respect to Taxes described in this Section 8.3, Seller will prepare and timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and Buyer will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 8.3 and such payment includes the other Party’s share of such Taxes, then such other Party will promptly reimburse the remitting Party for its share of such Taxes. Any such reimbursements will be made within fifteen (15) days of the Party making such payment to the appropriate Taxing Authority; provided that, the Party requesting reimbursement of Taxes will provide the other Party with a notice indicating the amount due and the computation thereof. The obligations of either Party arising under or in connection with this Section 8.3 may be performed by the Escrow Agent, if so provided in the Escrow Agreement.

ARTICLE 9
CERTAIN COVENANTS

9.1              Post Closing Consents; Non-Assignable Contracts.

(a)                Seller will use its best efforts after the Closing Date to obtain all necessary consents and approvals from any Person necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets and to make effective the transactions contemplated by this Agreement as may be required that are not obtained prior to the Closing Date.

(b)               This Agreement will not constitute an agreement to sell, convey, assign, sublease or transfer any of the Purchased Assets if any attempted sale, conveyance, assignment, sublease or transfer of such assets, without the consent or approval of another Person to such transfer, would constitute a breach by Seller or Buyer with respect to such Purchased Asset. If any required consent or approval is not obtained on or prior to the Closing Date, then either Party shall have the right to elect not to effect the Closing without liability to any Party (provided that such election must be made in writing on or prior to the Closing Date).

9.2              Maintenance of, and Access to, Records. Seller will provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business that are retained by Seller. Seller will preserve and maintain any books and records relating to the Business or the Purchased Assets and retained by Seller for a period of seven (7) years after the Closing Date.

9.3              Further Assurances. From and after the Closing Date, at the request of Buyer, Seller will execute and deliver or cause to be executed and delivered to Buyer such deeds, bills of sale, assignments or other instruments to Buyer in addition to those required by this Agreement, as Buyer may reasonably request, in order to implement the transactions contemplated by this Agreement. If any Purchased Asset subsists in or is not recorded in the name of Seller as of the Closing Date, then Seller will promptly, at its sole cost and expense, (a) correct and update the title to such Purchased Asset, and (b) provide to Buyer the applicable documents pursuant to which such corrections and updates have been made and evidence that each, as applicable, has been duly recorded with the appropriate Governmental Authority.

9.4              Expenses. Each Party will bear its own expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

9.5              Use of Business Name. Following the Closing, Seller will not directly or indirectly, use or do business, or allow any of its Affiliates to use or do business, under the name “Fineline Molds” or any name that, in the reasonable judgment of Buyer, is similar to such name. As soon as reasonable possible after the Closing (and in any event before the fifteenth (15th) day after the Closing Date), Seller will (a) amend or terminate (as appropriate) its articles of incorporation to eliminate Seller’s right to use the name “Fineline Molds” or any name that, in the reasonable judgment of Buyer, is similar to such name, and (b) provide to Buyer any and all reasonably requested consents, documents and instruments, executed and delivered in form acceptable to Buyer, that are necessary or desirable for Buyer to claim, register or file to use the “Fineline Molds” name or any name that, in the reasonable judgment of Buyer, is similar to such name.

9.6              Employee Matters.

(a)                Employee Benefits. Seller will retain all liabilities and obligations of any nature whatsoever in respect of its past, present and future employees, including under the Employee Plans and applicable Laws. Without limiting the generality of the foregoing or of Section 3.2, Buyer will have no liability or obligation whatsoever under the Employee Plans, nor will Buyer have any obligation to provide any employee benefits to any employees of Seller. Seller will have sole responsibility for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and section 4980B of the Code (“COBRA”) and similar state Laws for all employees and former employees of Seller and the Business and the “qualified beneficiaries” of such employees and former employees for whom a “qualifying event” occurs on or prior to the Closing Date. The terms “qualified beneficiaries” and “qualifying event” have the meanings given to them under COBRA. Seller shall be responsible for any liability under federal or state “WARN” acts or any comparable laws with respect any termination or layoff of employees in connection with the transactions contemplated by this Agreement.

(b)               Future Employment. Buyer may offer employment from and after the Closing to any employee of Seller, on such terms and conditions as Buyer may, in its sole discretion, determine, but Buyer will not be obligated to do so pursuant to this Agreement or for any other reason.

9.7              Accounts Receivable. All collections from any particular customer on Accounts Receivable after the Closing Date shall be applied first to receivables of such customer owned by Seller, and only after all receivables of such customer owned by Seller are paid in full will any payments received from such customer be applied to Buyer’s receivables. Buyer agrees to cooperate in reasonable collection efforts to collect all Closing Date Accounts Receivables.

ARTICLE 10
REMEDIES

10.1          General Indemnification Obligation.

(a)                Seller Indemnification. Seller Parties, jointly and severally, will indemnify, defend and hold harmless Buyer and its stockholders, officers, directors, employees, agents and Affiliates (each a “Buyer Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, Transfer Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by any Buyer Indemnified Party based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (including any Schedule or Exhibit attached hereto), any certificate or other document delivered pursuant hereto, or any Ancillary Agreement, (ii) any of the Excluded Liabilities, (iii) any Indebtedness of Seller not fully paid on the Closing Date, (iv) violation or failure to comply with any bulk sale or bulk transfer Law, and (v) except for the Assumed Liabilities, the operation of the Business or the ownership and use of the Purchased Assets on or prior to the Closing Date.

(b)               Buyer Indemnification. Buyer will indemnify, defend and hold harmless Seller Parties from and against any and all Losses incurred or suffered by such Seller Party based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (including any Schedule or Exhibit attached hereto), any certificate or other document delivered pursuant hereto, or any Ancillary Agreement, (ii) any of the Assumed Liabilities, and (iii) except for the Excluded Liabilities, Buyer’s operation of the Business or the ownership and use of the Purchased Assets after the Closing Date, except to the extent any such Losses are caused in whole or in part by any Shareholder.

10.2          Notice and Third Party Claims. As soon as is reasonably practicable after any Seller Party or Buyer Indemnified Party becomes aware of any event or condition that could reasonably be expected to result in a Loss for which that party is entitled to indemnification under Section 10.1 (a “Liability Claim”), such party (the “Beneficiary”) will give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Beneficiary. No delay in or failure to give a Claims Notice by the Beneficiary to the Indemnifying Party under this Section 10.2 will adversely affect any of the other rights or remedies that the Beneficiary has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Beneficiary except to the extent that such delay or failure has materially prejudiced the Indemnifying Party. If any Claims Notice identifies a Liability Claim brought by a third Person (a “Third Party Claim” and together with Liability Claims, “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Beneficiary within 10 days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim with counsel reasonably acceptable to the Beneficiary so long as (a) the Indemnifying Party acknowledges to the Beneficiary in writing its obligations to indemnify the Beneficiary with respect to all elements of such Third Party Claim, (b) such Claim seeks (and continues to seek) solely monetary damages, and (c) such Claim, in the reasonable judgment of the Beneficiary, could not have a material adverse effect on the Beneficiary. Without the prior written consent of the Beneficiary, the Indemnifying Party will not enter into any settlement of any Third Party Claim that could lead to liability or create any financial or other obligation on the part of the Beneficiary for which the Beneficiary is not entitled to complete indemnification hereunder, or that provides for injunctive or other non-monetary relief applicable to the Beneficiary, or does not include an unconditional release of all Beneficiaries. The Beneficiary shall be entitled to participate in (but not control) the defense of any such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of a Third Party Claim pursuant to this Section 10.2, (i) the Beneficiary may defend against such Claim in such manner as it may deem appropriate, including, settling such Claim, after giving notice of the same to the Indemnifying Party, on such terms as the Beneficiary may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Claim with its counsel and at its own expense.

10.3          Survivability. The representations and warranties of the respective Parties contained in this Agreement or in any Ancillary Agreement shall survive until (the “Expiration Date”): (a) the representations and warranties of Seller Parties contained in this Agreement or in any Ancillary Agreement will survive until the twenty four (24) month anniversary of Closing, except: (i) the representations and warranties of Seller Parties in Section 6.16 shall survive for the applicable statute of limitations, and (ii) the Seller Fundamental Representations (other than Section 6.16) shall survive indefinitely, and (b) the Buyer Fundamental Representations shall survive indefinitely. Any Claims pending on any Expiration Date for which notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

10.4          Limits.

(a)                Except for claims of indemnification in respect of breaches of Seller Fundamental Representations or breaches of Section 9.5 or Section 11.1, (x) the Seller Parties shall not be liable to indemnify the Buyer Indemnified Parties pursuant to Section 10.1(a)(i) unless and until the Buyer Indemnified Parties have collectively suffered Losses from breaches of representations and warranties of the Seller Parties in excess of ten thousand dollars ($10,000) in the aggregate (the “Seller Deductible”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all Losses on a dollar-for-dollar basis for the amount of Losses in excess of the Seller Deductible, and (y) the Seller Parties shall not be liable to indemnify the Buyer Indemnified Parties pursuant to Section 10.1(a)(i) in an amount in excess of three hundred and fifty thousand dollars ($350,000) in the aggregate. The Seller Parties shall not be liable to indemnify the Buyer Indemnified Parties for any other Losses in an amount in excess of the Purchase Price.

(b)               Except for claims of indemnification in respect of breaches of Buyer Fundamental Representations or breaches of covenant or agreement, (x) Buyer shall not be liable to indemnify the Seller Parties pursuant to Section 10.1(b)(i) unless and until the Seller Parties have collectively suffered Losses from breaches of representations and warranties of Buyer in excess of ten thousand dollars ($10,000) in the aggregate (the “Buyer Deductible”), in which case the Seller Parties shall be entitled to indemnification for all Losses on a dollar-for-dollar basis for the amount of Losses in excess of the Buyer Deductible, and (y) Buyer shall not be liable to indemnify the Seller Parties pursuant to Section 10.1(b)(i) in an amount in excess of three hundred and fifty thousand dollars ($350,000) in the aggregate. Buyer shall not be liable to indemnify the Seller Parties for any other Losses in an amount in excess of the Purchase Price.

(c)                The limitations in this Section 10.4 shall not apply if the applicable Loss resulted from the fraud or willful misconduct of the Party obligated to provide indemnification pursuant to Section 10.1.

10.5          Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, then the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.6          Set-Off. If any Buyer Indemnified Party is entitled to indemnification under this Section 10, such Buyer Indemnified Party may, in its sole discretion, (a) proceed directly against one or more Seller Parties or (b) (subject to Buyer’s written consent if Buyer Indemnified Party is a Person other than Buyer) set off against amounts owning under the Note.

ARTICLE 11
MISCELLANEOUS

11.1          Competitive Activity; Non-solicitation; Confidentiality.

(a)                Non-competition. During the five-year period following the Closing Date (the “Non-compete Period”), no Seller Party will, directly or indirectly, without the prior written consent of Buyer, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business whose sole business is that of manufacturing plastic injection molds that competes with the Business within the Restricted Territory; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the Business within the Restricted Territory; (iii) divert, entice or otherwise take away any existing or potential customers, business, patronage or orders of Buyer or the Business within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business that competes with Buyer or the Business within the Restricted Territory, in each case, if such would work to the prospective or actual disadvantage of Buyer (which includes, without limitation, any loss of market share). For the purposes of this Section 11.1, Buyer will also include any and all of its direct and indirect subsidiaries, parents, Affiliates, or related companies of Buyer. “Restricted Territory” means the geographic areas within (x) the United States and its territories and (y) Mexico.

(b)               Non-Solicitation. During the Non-compete Period, no Seller Party will, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employees, sales representatives, agents or consultants of Buyer to terminate their employment, representation or other association with Buyer.

(c)                Non-Disclosure. Each Seller Party will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information of the Business or Buyer or any of its customers or vendors, whatever its nature and form and without limitation as to when or how such

Seller Party may have acquired such information. Such confidential information includes the unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information with respect to the Business. Each Seller Party specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in any other manner and whether compiled by such Seller Party, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made to maintain the secrecy of such information, that such information is the sole property of Buyer and that any retention and use of such information by such Seller Party will constitute a misappropriation of Buyer’s trade secrets. At any time upon the request of Buyer, each Seller Party will immediately return to Buyer, in good condition, all property of Buyer (including any Purchased Assets) that may inadvertently remain or otherwise be or come into the possession of such Seller Party, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information described in this Section 11.1(c). If such items are not immediately returned, then Buyer will have the right to seek recovery from such Seller Party for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(d)               Nondisparagement. From and after the Closing Date, each Seller Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of Buyer or the Business.

(e)                Acknowledgment and Relief. Each Seller Party acknowledges that (i) such Seller Party’s obligations under this Section 11.1, including the region, scope and duration, are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by Buyer if such Seller Party were to violate such obligations, and (ii) the covenants in this Section 11.1 are adequately supported by consideration directly or indirectly received by each Seller Party pursuant to this Agreement. Each Seller Party acknowledges and agrees that the remedy at law available to Buyer for breach of any of such Seller Party’s obligations under this Section 11.1 would be inadequate; therefore, in addition to any other rights or remedies that Buyer may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 11.1, without the necessity of proof of actual damage. If it is judicially determined that a Seller Party has violated this Section 11.1, then the period applicable to each obligation that such Seller Party has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(f)                Other Agreements. The obligations and restrictions set forth in this Section 11.1 are in addition to the provisions of any employment, consulting or other agreement between Buyer and any Seller Party that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 11.1.

11.2          Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer shall determine in its reasonable discretion.

11.3          No Assignment. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties; except, that, Buyer may, without the consent of Seller Parties, assign its rights and obligations under this Agreement to any (a) subsidiary of Buyer, (b) lender of Buyer or to any of its Affiliates, or (c) purchaser of substantially all of the assets or business of Buyer that also assumes Buyer’s obligations under this Agreement.

11.4          Headings; Construction. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When used in this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” When used in this Agreement, the words “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, the phrase “Seller’s knowledge” or “knowledge of Seller” means the knowledge of each Seller Party after due inquiry and reasonable investigation. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. Unless specifically stated otherwise, all references to “$” or dollar amounts are to lawful currency of the United States of America.

11.5          Integration, Modification and Waiver. This Agreement, together with the Ancillary Agreements, Exhibits, Schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by Buyer and Seller. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

11.6          Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

11.7          Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or by electronic mail, (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address, electronic mail or facsimile number set forth on the signature page to this Agreement. Any Person may change its address or facsimile number for the purposes of this Section 11.7 by giving notice as provided in this Agreement.

11.8          Governing Law; Venue; Submission to Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without regard to principles of conflicts of law. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the State of California, County of Orange, in any legal suit, action or proceeding arising out of or based upon this Agreement or and Ancillary Agreement.

11.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in pdf format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BUYER:		SELLER:
PRO-DEX, INC.		FINELINE MOLDS

By:	/s/ Harold Hurwitz	By:	/s/ Bruce Kent
Name:	Harold Hurwitz	Name:	Bruce Kent
Title:	Chief Executive Officer	Title:	President

Address:		Address:

2361 McGaw Ave.		210 West Arrow Highway, Suite C
Irvine, CA 92614		San Dimas, CA 91773
Attn: Harold Hurwitz		Attn: Bruce Kent
Email: hal.hurwitz@pro-dex.com		Email:
Facsimile: (866) 851-9339		Facsimile:

SHAREHOLDERS:

/s/ Bruce Kent		Address: 210 W. Arrow Hwy, C
Bruce Kent			San Dimas, CA 91773

/s/ Jean Kent		Address: 210 W. Arrow Hwy, C
Jean Kent			San Dimas, CA 91773